Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of this 12th day of June, 2009 (the "Effective Date") by and between GoldPoint Resources, Inc., a Nevada corporation (the "Company") and Olympian Cruises, LLC, a Delaware Limited Liability Company (the "Shareholder").

NOW THEREFORE, in consideration of the mutual promises and the covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1.        EXCHANGE OF SHARES.

1.1      (a)  Exchange. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Shareholder will sell, convey, transfer and assign to the Company, and the Company will purchase and accept from the Shareholder all right, title and interest in and to the issued and outstanding shares of common stock of Island Breeze International , a privately held exempt Cayman Island Company owned by Shareholder in exchange for 13,889,500 shares of the Company’s Class A Common Stock, $0.001 par value and 16,110,500 shares of the Company’s Class B Common Stock (hereinafter the “Share Exchange”).

(b)  Pre-Closing Merger.  Insofar as the Company is not currently authorized to issue either Class A Common Stock or Class B Common Stock, prior to the closing of the Share Exchange, the Company hereby agrees to create a new Delaware corporation, Island Breeze International, Inc. “IBI” and the Company will merge into it (the “Merger”).  The Company agrees that as a consequence of such merger, its name will be changed to Island Breeze International, Inc. and it will be authorized to issue 100,000,000 shares of Class A Common Stock, 16,110,500 shares of Class B Common Stock and 1,000,000 shares of preferred stock under its Certificate of Incorporation.

(c)  Post-Closing Merger.  At Shareholder’s option, in order to facilitate the closing of the Share Exchange, The Company will consummate the Merger after the consummation of the Share Exchange rather than beforehand.  In such case, the Shareholder will initially receive 30,000,000 shares of the Company’s common stock on consummation of the Share Exchange and, after the Merger is consummated, will exchange those shares for 13,889,500 shares of Class A Common Stock and 16,110,500 shares of Class B Common Stock.

1.2 Assets. As of the date of Closing, the assets of Island Breeze International shall consist of the Contracts, Intellectual Property, Tangible and Intangible Assets and Records and Documents described in Section 1.2 (a) through (d) hereof (collectively, the "Assets").

(a) Contracts. All rights and benefits of Island Breeze International under all agreements associated with the Assets, any and all other license and other agreements (if any). . "Contracts" means all contracts, agreements and other arrangements whether written or oral, to which Island Breeze International is a party as to which the breach, non-performance, failure to renew, or cancellation could have a material adverse effect on the Assets.

(b) Intellectual Property. All rights, title and interest in and to, all United States and foreign licenses, copyrights (registered and unregistered) and copyright applications, and Computer Software and other rights associated with the foregoing, existing now or in the future with respect to the Assets, including, without limitation the right to sue for past infringement thereof and all other proprietary rights that Island Breeze International owns, licenses, or possesses the right to use with respect to the Assets (collectively, the "Intellectual Property"). "Computer Software" means all computer source codes, programs, data files, and other software (including both applications software and operating software), including all machine readable code, printed listings of code, documentation, and related property and information relating to the Assets.

(c) Tangible and Intangible Assets.  All tangible and intangible personal property rights of Island Breeze International in and to the Assets (the "Tangible and Intangible Assets"), which are reflected on Schedule1.2(c).

(d) Records and Documents. All books, records, files, papers, databases, and other data (whether such information is stored in print, on electronic media, or pursuant to any audio or video recording) located at Island Breeze International’s facilities or elsewhere in Island Breeze International’s custody or control (directly or indirectly), or pertaining to the Assets, except that Shareholder may retain duplicate copies and computer files for the sole purpose of reference, updating and correction, but for no other purpose.

1.3 Closing Date. The closing ("Closing") shall occur on or before June 12, 2009 (the "Closing Date"). The Closing will take place at 10:00 a.m. at the offices of Island Breeze International, 1001 N. America Way, Suite 201, Miami, FL 33132 or, at such other date, time and place or manner, as may be agreed upon by the parties.

SECTION 2.        PURCHASE PRICE.

2.1 Purchase Price. The Company shall convey, transfer, assign to the Shareholder the newly issued shares of common stock of the Company referred to in Section 1.1 hereof ("Common Stock") in exchange for all of the issued and outstanding shares of common stock of Island Breeze International held by Shareholder.

SECTION 3.        REPRESENTATIONS AND WARRANTIES.

3.1 Shareholder's Representations and Warranties. The Shareholder hereby represents and warrants to the Company, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing Date, as follows:

(a) Organization and Qualification. Island Breeze International is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Island Breeze International has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing as a foreign corporation in each other jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary. The copies of the articles of incorporation and bylaws of Island Breeze International, which have been (or will be, at least two days before the Closing Date) delivered to the Company, are complete and correct and are in full force and effect at the date hereof.

(b) Authorization; No Restrictions, Consents or Approvals. The Shareholder has full power and authority to enter into and perform this Agreement. This Agreement has been duly executed by the Shareholder and constitutes the legal, valid, binding and enforceable obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms. The execution and delivery of this Agreement, the exchange of Shares and the consummation  of the transactions contemplated herein, do not and will not on the Closing Date (i) conflict with or violate any of the terms of the articles of incorporation and bylaws of the Shareholder of Island Breeze International or any applicable law relating to the Shareholder or Island Breeze International, (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which the Shareholder or Island Breeze International is bound or to which any property of the Shareholder or Island Breeze International is subject, or constitute a default thereunder, (iii) result in the creation or imposition of any lien on any of the assets of the Shareholder or Island Breeze International, (iv) constitute an event permitting termination of any agreement or instrument to which the Shareholder or Island Breeze International is a party or by which any property or asset of the Shareholder or Island Breeze International is bound or affected, pursuant to the terms of such agreement or instrument, or (v) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other governmental authorization to which the Shareholder or Island Breeze International is a party or by which the Shareholder or Island Breeze International may be bound, or result in the violation by the Shareholder or Island Breeze International,  of any laws to which the Shareholder or Island Breeze International may be subject, which would materially adversely affect the transactions contemplated herein. No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by the Shareholder of this Agreement or the performance by the Shareholder of his obligations hereunder.

(c) Capitalization. The authorized capitalization of Island Breeze International consists of 50,000 shares of common stock, $1.00 par value, one share of which is issued and outstanding and owned by the Shareholder.

(d) Subsidiaries. Island Breeze International has no subsidiaries and does not own any interest in any corporation, partnership, joint venture, limited liability company, association, trust or entity.

(e) Brokers' Fees. Island Breeze International has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

(f) Organization. Island Breeze International was organized on September 27, 2006.

(g) Assets. Island Breeze International has good and marketable title to the Assets.

(h) Intellectual Property and Tangible and Intangible Assets. Island Breeze International owns or possesses all right, title and interest (or holds valid licenses) to use, whether or not registered, all Intellectual Property and Tangible and Intangible Assets. set forth a complete and accurate list of all such Intellectual Property and Tangible and Intangible Assets (identifying those owned and those licensed), including all United States, state and foreign registrations or applications for registration thereof and all agreements (including, without limitation, agreements pursuant to which the Shareholder has granted licenses to third parties to use any Intellectual Property or Intangible Asset) relating thereto. All actions reasonably necessary to maintain the registered Intellectual Property and Tangible and Intangible Assets have been taken by Island Breeze International. Island Breeze International is not required to pay any royalty, license fee or similar compensation with respect to the Assets in connection with the current or prior conduct of its business. To the knowledge of Shareholder, the use by Island Breeze International of any of the Intellectual Property or Tangible and Intangible Assets does not violate the proprietary rights of any other person and to the knowledge of Shareholder, no claims have been asserted by any person with respect to the use of the Assets by Island Breeze International. To the knowledge of Shareholder, no person is infringing upon the Assets.

(i)  Property. Except as set forth in Schedule 3.1(i), no person, other than Island Breeze International, owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in the Assets.

                    (j) Disclosure. No statement, representation or warranty by the Shareholder in this Agreement, including the Schedules hereto, contains any untrue statement of material fact, or omits to state a material fact, necessary to make such statements, representations and warranties not misleading. There is no fact known to the Shareholder which has specific application to the Assets, and, so far as the Shareholder can reasonably foresee, materially threatens in the future, the Assets which has not been set forth in this Agreement or the Schedules hereto.

(k)  Financial Statements.

(a)            The following financial statements are attached hereto as Schedule 3.1(k) (the “Financial Statements”): (i) audited consolidated balance sheets of Island Breeze International as of December 31, 2008 and December 31, 2007, and the related consolidated statements of income and cash flow for the years then ended (the “Audited Financial Statements”).

(b)            The Financial Statements (i) have been prepared in accordance with GAAP applied consistently during the periods covered thereby, except as disclosed therein, and (ii) are complete and correct in all material respects and present fairly in all material respects the financial condition of Island Breeze International at the dates of said statements and the results of its operations for the periods covered thereby.

(c)           As of the December 31, 2008,  Island Breeze International  had no  liabilities or obligations, whether accrued, contingent or otherwise, that were required to be disclosed except for liabilities disclosed or adequately reserved against on the  balance sheet for such period (only to the extent of the amount provided for therein) or disclosed in the Schedules attached hereto.  As of the date hereof, Island Breeze International does not have any liabilities or obligations, whether accrued, contingent or otherwise, that would have been required to be disclosed on the December 31, 2008 balance sheet except for liabilities or obligations incurred in the course of Island Breeze International’s business since the date of the 2008 balance sheet or as disclosed on Schedule 3.1(k).

         3.2 Company's Representations and Warranties. The Company hereby represents and warrants to the Shareholder, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing Date, as follows:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing as a foreign corporation in each other jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary, except in any case where a failure so to qualify would not have a material adverse effect on the Company. The copies of the articles of incorporation and bylaws of the Company, which have been delivered to the Shareholder, are complete and correct and are in full force and effect at the date hereof.

(b) Authorization; No Restrictions, Consents or Approvals. The Company has full power and authority to enter into and perform this Agreement and all corporate action necessary to authorize the execution and delivery of this Agreement and the performance its obligations hereunder has been duly taken. This Agreement has been duly executed by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, enforceable against the Company in accordance with its terms.

(c) Capital Stock. The Company has authorized capital stock consisting solely of 50,000,000 shares of common stock, $0.001 par value, of which 3,500,000 shares are issued and outstanding, and all of which are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all federal and applicable state securities laws.  No person to whom any share was issued and no person claiming through any such person has any claim against the Company in respect of any such issuance, including any claim based upon an alleged misstatement of fact in connection with such issuance or an omission to state a material fact necessary to make the statements of fact stated in connection with such issuance not misleading.  There are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for or requiring the sale, purchase or issuance of any shares of capital stock or any other securities of the Company.

(d) SEC Reports; Financial Statements.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(e) Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise), (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.  The Company does not have pending before the Commission any request for confidential treatment of information.  Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.2(e), no event, liability or development has occurred or exists with respect to the Company or its business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

 (f)  Assets and Liabilities.  The Company has no liabilities, debts, or obligations of any type or form, contingent or otherwise, except as set forth on Schedule 3.2(f) which schedule also lists all of the Company’s assets.

(g) Disclosure. No statement by the Company in the documents described in the receipt attached hereto, contains any untrue statement of a material fact, or omits to state any material fact, necessary to make such statements, in the light of the circumstances under which they were made, not misleading. The Company knows of no material fact which specifically applies to the Company and (so far as the Company can reasonably foresee) materially threatens the Company or its business, which has not been disclosed in such documents, or disclosed to the shareholder.

(h) No Broker. The Company has used no broker, and knows of no broker, which may have a claim against Shareholder or International Breeze International or the Company for brokerage of this transaction.

SECTION 4.        COVENANTS PRIOR TO CLOSING.

(a) By the Shareholder.  The Shareholder covenants that, except as otherwise consented to in writing by the Company, from and after the date hereof until the Closing or the earlier termination of this Agreement the Shareholder (i) will use reasonable efforts consistent with past practice to preserve the Assets, (ii) shall not shall not enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale relating to the Assets; and (iii) shall not enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, or permit any Lien to be placed upon the Assets.

(b)  By the Company.  The Merger will have been consummated on such terms and conditions as shall be reasonably requested by the Shareholder such that the Company’s successor will be a Delaware corporation and no longer a Nevada corporation; the Company’s name will change from Goldpoint Resources, Inc. to Island Breeze International, Inc; the Company’s authorized shares will consist of 100,000,000 shares of Class A Common Stock, 16,110,500 shares of Class B Common Stock and 1,000,000 shares of “blank check” preferred stock, which shares may be issued from time to time in one or more series by the Board of Directors, with such powers, preferences and other rights as determined from time to time by the Board of Directors and the Company will have new by-laws.  The terms of the Class A Common Stock and Class B Common Stock shall be substantially identical except that holders of Class A Common Stock have the right to cast one vote for each share held of record and holders of Class B Common Stock have the right to cast 10 votes for each share held of record on all matters submitted to a vote of holder of common stock.

(c)         By the Company.  Prior to the closing, the Company shall have redeemed 2,000,000 shares of its outstanding common stock from Patrick Orr in consideration for the issuance of the Company’s convertible promissory note in the amount of $600,000, substantially in the form attached hereto as Exhibit A (the “Redemption”).

SECTION 5.        CLOSING.

5.1 Conditions to the Company's Obligations. The obligations of the Company under this Agreement, (including, without limitation, the obligation to consummate and effect the exchange of shares), shall be subject to satisfaction of the following conditions, unless waived by the Company:

(a) The Shareholder shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

(b) All representations and warranties of the Shareholder herein shall have been true and correct in all material respects when made (or will have been made true and correct by the Closing Date), shall have continued to have been true and correct in all material respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing Date as though made on, as of and with reference to such Closing Date.

(c) There shall not have occurred any material adverse change with respect to the Assets or Island Breeze International.

(d) The Shareholder shall have executed and delivered to the Company all documents necessary to transfer all issued and outstanding shares of common stock of Island Breeze International to the Company, as contemplated by this Agreement.

5.2 Conditions to the Shareholder's Obligations. The obligations of the Shareholder under this Agreement, (including, without limitation, the obligation to consummate and effect the share exchange) shall be subject to satisfaction of the following conditions, unless waived by the Shareholder:

(a) The Company shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder, at or prior to the Closing Date.

(b)  The Merger shall have been consummated as described in Section 4(b) hereof or as may be reasonably requested by the Shareholder prior to closing.

(c) Prior to the closing, the Company shall have consummated the Redemption.

(d) All of the representations and warranties of the Company herein shall have been true and correct in all material respects when made, shall have continued to have been true and correct in all material respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing Date as though made on, as of, and with reference to such Closing Date.

5.3 The Shareholder's Closing Documents. At the Closing, the Shareholder shall deliver to the Company, in form and substance reasonably satisfactory to the Company, all consents required under the Contracts, and appropriate documents to effect or evidence the sale, conveyance, assignment and transfer to the Company of the issued and outstanding shares of common stock of Island Breeze International as contemplated hereby and necessary to place the Company, in full possession and enjoyment of all issued of outstanding shares of common stock of Island Breeze International as contemplated hereby, including the following:

(a) A certificate evidencing the issued Island Breeze International outstanding shares of common stock of Island Breeze International, registered in the name of the Company. –

(b) Copies of Island Breeze International’s bylaws and resolutions adopted by the board of directors of Island Breeze International authorizing the execution and delivery of, and performance of the Shareholder's obligations under, this Agreement..

(c) A certified copy of Island Breeze International’s articles of incorporation, including amendments, if any, together with a certificate of good standing for Island Breeze International issued by an authorized representative of the jurisdiction of its incorporation and dated not more than 30 business days prior to the Closing Date.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

6.1 Survival of Representations and Warranties and Covenants. The representations, warranties, covenants, and obligations of the Company and the Shareholder set forth in this Agreement and in any certificate, agreement, or instrument delivered in connection with the transactions contemplated hereby, shall survive the Closing for a period of three years.

6.2 Successors. The merger, consolidation, liquidation, dissolution or winding up of, or any similar transaction with respect to the parties hereto, shall not affect in any manner the obligations of the parties pursuant to Section 6 or any other term or provision of this Agreement, and the parties covenant and agree to make adequate provision for their liabilities and obligations hereunder in the event of any such transaction.

SECTION 7.        COMPANY’S ACKNOWLEDGEMENT AND COVENANT.

The Company acknowledges that it has been advised that Island Breeze International has issued four convertible promissory notes in the aggregate amount of $6,000,000 (the “IBI Promissory Notes”) which will be assumed by the Company immediately after the Closing and, upon conversion, will result in the issuance of approximately [7,470,767] shares of the Company’s common stock.  The Company agrees to assume all Island Breeze International obligations under the IBI Promissory Notes including, but not limited to, the obligation to issue [7,470,767] shares of its common stock to the holders of the IBI Promissory Notes immediately after the closing.

SECTION 8.        GENERAL PROVISIONS.

8.1 Documentary Taxes. Each party shall pay any documentary or other taxes, arising from the issuance of any capital stock by such party.

8.2 No Third Party Beneficiaries. Nothing in this Agreement shall it be construed, to confer any rights or benefits upon any person (including, but not limited to, any employee or former employee of the Shareholder) other than the parties hereto.

8.3 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled, without the necessity of pleading or proving irreparable harm or lack of an adequate remedy at law or posting any bond or other security, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Any such claim for specific performance shall be brought and determined in the appropriate federal or state court, in the State of New York and in no other forum. The parties hereby irrevocably submit to the jurisdiction of any such New York state court or federal court in New York, in connection with such claim for a specific performance.

8.4 Severability. If any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

8.6 Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors, heirs and permitted assigns.

8.7 Notices. Any notice, report, demand, waiver, consent or other communication given by a party under this Agreement shall be in writing, may be given by a party or its legal counsel, and shall deemed to be duly given upon delivery by Federal Express or similar overnight courier service which provides evidence of delivery, or when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

Notice to the Shareholder shall be sufficient if given to:

Olympian Cruises, LLC
1001 North American Way
Miami Florida 33132
Attn:  Bradley T. Prader, Manager
Olympian Entertainment, LLC

         With a copy to:

Eaton & Van Winkle LLP
3 Park Avenue, 16th Floor
New York, New York 10016
Attn:  Joseph Cannella, Esq.
Fax:  (212) 779-9928

Notice to the Company shall be sufficient if given to:

GoldPoint Resources, Inc.
110 Fairfax Avenue #A11-123
Los Angeles, CA 90036
Attention:  Patrick Orr, President

         With a copy to:  Timothy S. Orr, Esq.

8.8 Oral Evidence. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.

8.9 Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations.

8.10 Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New York City, New York (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

8.11 Tax Returns. The Shareholder agrees to file or cause to have filed any federal, state, and local tax returns as required for the Company from the time of its incorporation until the Closing Date. A copy of all such returns will be provided to the Company as soon as practicable after their filing.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed under seal as of the date first above written.

GOLDPOINT RESOURCES, INC.

By:_______________________
Patrick Orr, President

OLYMPIAN CRUISES, LLC

By:________________________
Bradley T. Prader, Manager

SCHEDULE 1.2(c)

TANGIBLE AND INTANGIBLE ASSETS OF ISLAND BREEZE INTERNATIONAL

As of transaction closing on June 12, 2009 Island Breeze International recognized the following tangible and intangible assets:

1.             TANGIBLE ASSETS

Vessel under renovation; m/v Island Breeze - $9,635,038

Vessel under renovation; m/s Casino Royale - $6,102,807

Property & Equipment (purchase price less accumulated depreciation) - $10,068

2.             INTANGIBLE ASSETS

None

SCHEDULE 3.1(i)

SECURED LENDERS

As of transaction closing on June 12, 2009 Island Breeze International identified the following secured lenders:

1.	Catino, SA - $4,000,000 Convertible Note dated May 23, 2008 and secured with a first priority lien against the m/s Casino Royale.

2.	Catino, SA - $500,000 Convertible Note dated May 22, 2008 and secured with a first priority lien against the m/s Casino Royale.

3.	Catino, SA - $500,000 Convertible Note dated September 3, 2008 and secured with a first priority lien against the m/s Casino Royale.

Note: for more detail of the secured convertible notes please reference the Company’s Form 8K filed subsequent to this transaction.

SCHEDULE 3.1(k)

FINANCIAL STATEMENTS

1.              Previously delivered.

SCHEDULE 3.2(e)

SUBSEQUENT EVENTS

As of transaction closing on June 12, 2009 the Company identified the following Subsequent Events:

1.             None

SCHEDULE 3.2(f)

ASSETS AND LIABILITIES

As of transaction closing on June 12, 2009 the Company accounted for the following assets and liabilities:

1.	ASSETS - $0

2.	LIABILITIES -	Accounts Payable = $7,581
Loan to shareholder = $550

SCHEDULE 5.2(d)

CONVERTIBLE NOTE

As of transaction closing on June 12, 2009 the Company issued the following Convertible Notes:

1.	Patrick Orr – $600,000 Convertible Promissory Note dated June 12, 2009